Q4 News Release

Calgary, January 31, 2017	Exhibit 99.1

Imperial announces 2016 financial and operating results

•	Full-year earnings of $2.2 billion, including gains on retail asset sales of $1.7 billion
•	Increased annual production at all major upstream assets; record high liquids production
•	Best-ever safety, operational integrity and environmental performance

	Fourth quarter			Twelve months
(millions of Canadian dollars, unless noted)	2016	2015	%	2016	2015	%

Net income (loss) (U.S. GAAP)	1,444	102	1,316	2,165	1,122	93
Net income (loss) per common share – assuming dilution (dollars)	1.70	0.12	1,316	2.55	1.32	93
Capital and exploration expenditures	213	584	(64)	1,161	3,595	(68)

Estimated full-year 2016 earnings were $2,165 million compared with $1,122 million in 2015, reflecting a $1.7 billion gain from the sale of retail sites and the company’s ability to deliver results in the current crude price environment.

“This year’s results demonstrate strong operating performance across all business lines and a continued focus on what we can control,” said Rich Kruger, chairman, president and chief executive officer. “Our capital discipline and efficiency mindset, coupled with strategic sales of assets, led us to achieve sustainable improvements and strengthen the company for the future.”

A major accomplishment in 2016 was the successful sale of the 500 remaining company-owned Esso retail sites to five fuel distributors operating under the branded wholesaler model. Imperial will continue to invest in product innovation and leading-edge marketing and loyalty programs, while leveraging the operational expertise of its distributors to grow the Esso brand in the highly competitive fuels marketing business.

Imperial achieved annual production growth at all of its major upstream assets, with total liquids production reaching the highest level in company history. Syncrude’s fourth quarter production matched its previous record high, reflecting ongoing efforts to improve asset reliability. While financial performance continued to be impacted by low crude prices, the company’s positive fourth quarter upstream earnings are evidence of its ability to adapt to the current business environment. Imperial continued to exercise discipline with cash operating and capital costs, represented by a reduction of $1.3 billion in 2016 relative to earlier plans. Upstream unit cash costs were 10 percent lower year-over-year.

Imperial enhanced its ability to continue to lead the industry in oil sands innovation with the opening of its state-of-the-art Calgary Research Centre. This facility hosts a team of dedicated researchers pursuing technology breakthroughs that will deliver significant environmental benefits and profitability improvements.

“Lastly, 2016 was characterized by our best-ever safety and environmental performance,” Kruger added. “We recorded our lowest number of oil spills, compliance incidents and workforce safety injuries in company history. Looking ahead, Imperial will continue its unwavering focus on safety, operational integrity, reliability and profitability.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Fourth quarter highlights

•	Net income of $1,444 million or $1.70 per-share on a diluted basis, up from net income of $102 million or $0.12 per-share in the fourth quarter of 2015. Fourth quarter 2016 results include a $988 million ($1.16 per-share) gain from the sale of retail sites.

•	Production averaged 399,000 gross oil-equivalent barrels per day, compared to 400,000 barrels per day in the same period of 2015. Syncrude’s production of 87,000 barrels per day (Imperial share), matched its best-ever quarterly performance, reflecting continued efforts to improve asset reliability.

•	Refinery throughput averaged 401,000 barrels per day, up from 390,000 barrels per day in the fourth quarter of 2015. Increased throughput reflects higher refined product sales in the fourth quarter of 2016. Refinery capacity utilization remained high at 95 percent, an increase of 2 percent from the comparable period in 2015.

•	Petroleum product sales were 493,000 barrels per day, up from 467,000 barrels per day from the fourth quarter of 2015. Sales growth was primarily driven by the company’s focus on establishing long-term supply agreements with valued partners.

•	Sale of the remaining company-owned Esso retail sites was completed as planned, resulting in an earnings gain of nearly $1 billion in the quarter and $1.7 billion for the year. Approximately 500 sites were successfully converted to Esso branded distributors by year-end. Imperial continues to provide marketing programs and top-quality Synergy fuel to Esso sites nationwide.

•	Sale of general aviation business was completed as planned, resulting in an earnings gain of $134 million. The sale transferred ownership of assets, including mobile refueling equipment, buildings and fuel storage facilities, while retaining fuels supply agreements at 34 airports across Canada. Imperial continues to operate its commercial aviation business at 11 major airports.

•	Cash generated from operating activities was $751 million, an increase of $346 million from the fourth quarter of 2015.

•	Proceeds from asset sales were nearly $1.8 billion, before tax, due to the sale of the retail sites and general aviation business.

•	Total debt was reduced by $2.1 billion to $5.2 billion, further strengthening Imperial’s balance sheet and increasing financial flexibility.

•	Capital and exploration expenditures totalled $213 million, a decrease of $371 million from the fourth quarter of 2015. The reduction reflects the completion of major upstream growth projects and Imperial’s capital selectivity.

•	Best-ever safety and environmental performance achieved in 2016. Driving down the number and severity of incidents reflects Imperial’s business priority of operational integrity and its relentless focus on achieving a workplace where Nobody Gets Hurt.

•	Employees move to Calgary Research Centre in Quarry Park, a state-of-the-art facility focused on oil sands innovation and technology. The 40,000 square foot building, which hosts a variety of flexible and open plan laboratory spaces, was completed ahead of schedule and under budget, and will continue to support Imperial’s leadership in oil sands technology.

•	Renewal of premier partnership with Hockey Canada, extending the company’s commitment through 2023. For more than 80 years the Esso name has been synonymous with hockey, including more than 30 years as a premier sponsor of Hockey Canada. Imperial’s support is focused on growing the game nationwide and facilitating participation at both the community and amateur levels.

IMPERIAL OIL LIMITED

Fourth quarter 2016 vs. fourth quarter 2015

The company’s net income for the fourth quarter of 2016 was $1,444 million or $1.70 per-share on a diluted basis, compared to net income of $102 million or $0.12 per-share for the same period last year. Fourth quarter 2016 results included a gain of $988 million ($1.16 per-share) from the sale of retail sites.

Upstream recorded net income in the fourth quarter of $103 million, compared to a net loss of $289 million in the same period of 2015. Earnings in the fourth quarter of 2016 reflect the impact of higher Canadian crude oil realizations of about $280 million and higher volumes from Syncrude of about $110 million.

West Texas Intermediate (WTI) averaged US$49.34 per barrel in the fourth quarter of 2016, up from US$42.08 per barrel in the same quarter of 2015. Western Canada Select (WCS) averaged US$34.87 per barrel and US$27.69 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 29 percent in the fourth quarter of 2016, from 34 percent in the same period of 2015.

The Canadian dollar averaged US$0.75 in the fourth quarter of 2016 and was essentially unchanged versus the same period of 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased essentially in line with the North American benchmarks, adjusted for transportation costs. Bitumen realizations averaged $34.66 per barrel for the fourth quarter of 2016, an increase of $11.84 per barrel versus the fourth quarter of 2015. Synthetic crude realizations averaged $64.85 per barrel, an increase of $8.29 per barrel for the same period of 2015.

Gross production of Cold Lake bitumen averaged 159,000 barrels per day in the fourth quarter, up from 155,000 barrels per day in the same period last year, mainly due to the timing of steam cycles.

Gross production of Kearl bitumen averaged 169,000 barrels per day in the fourth quarter (120,000 barrels Imperial’s share) compared to 203,000 barrels per day (144,000 barrels Imperial’s share) during the fourth quarter of 2015. Lower production was the result of planned and unplanned maintenance activities.

The company’s share of gross production from Syncrude averaged 87,000 barrels per day, matching its previous record high, up from 64,000 barrels per day in the fourth quarter of 2015. Increased production reflects continued efforts to improve the reliability of operations.

Downstream net income was $1,361 million in the fourth quarter, compared to $352 million in the same period of 2015. Earnings increased mainly due to a gain of $1,122 million from the sale of retail sites and the general aviation business, improved refinery operations of about $50 million, partially offset by lower downstream margins of approximately $120 million.

Refinery throughput averaged 401,000 barrels per day, up from 390,000 barrels per day in the fourth quarter of 2015. Increased throughput reflects higher refined product sales in the fourth quarter of 2016.

Petroleum product sales were 493,000 barrels per day, up from 467,000 barrels per day in the fourth quarter of 2015. Sales growth was primarily driven by the company’s focus on establishing long-term supply agreements.

Chemical net income was $27 million in the fourth quarter, compared to $74 million in the same quarter of 2015, mainly due to weaker margins across all major product lines and lower volumes.

Net income effects from Corporate and Other were negative $47 million in the fourth quarter, compared to negative $35 million in the same period of 2015.

Cash flow generated from operating activities was $751 million in the fourth quarter, compared with $405 million in the corresponding period in 2015, reflecting higher earnings, excluding the gains on the sale of retail sites and the general aviation business.

IMPERIAL OIL LIMITED

Investing activities generated net cash of $1,597 million in the fourth quarter, compared with cash used in investing activities of $539 million in the same period of 2015, reflecting proceeds from asset sales in 2016 and the completion of major upstream growth projects.

Cash used in financing activities was $2,205 million in the fourth quarter, compared with $29 million in the fourth quarter of 2015. Cash from operating activities and proceeds from asset sales were mainly used in the fourth quarter of 2016 to reduce outstanding debt. Dividends paid in the fourth quarter of 2016 were $128 million. The per-share dividend paid in the fourth quarter was $0.15, up from $0.14 in the same period of 2015.

The company’s cash balance was $391 million at December 31, 2016, versus $203 million at the end of the fourth quarter of 2015.

IMPERIAL OIL LIMITED

Full year highlights

•	Net income of $2,165 million, up from net income of $1,122 million in the prior year.

•	Net income per-share on a diluted basis was $2.55, up from net income per-share of $1.32 in 2015.

•	Cash flow generated from operating activities was $2,015 million, versus $2,167 million in 2015.

•	Capital and exploration expenditures totalled $1,161 million. In 2017, capital expenditures of about $1 billion are anticipated.

•	Gross oil-equivalent production averaged 386,000 barrels per day, up 5 percent from 366,000 barrels per day in 2015.

•	Refinery throughput averaged 362,000 barrels per day, compared to 386,000 barrels per day in 2015.

•	Per-share dividends declared during the year totalled $0.59, up $0.05 per-share from 2015.

Full year 2016 vs. full year 2015

Net income in 2016 was $2,165 million, or $2.55 per-share on a diluted basis, including a gain of $1.7 billion ($2.01 per-share) from the sale of retail sites, versus net income of $1,122 million or $1.32 per-share in 2015.

Upstream recorded a net loss of $661 million in 2016, compared to a net loss of $704 million in 2015. The loss in 2016 reflected lower realizations of about $700 million, the impact of the northern Alberta wildfires of about $155 million and higher depreciation expense of about $120 million. These factors were partially offset by higher volumes of about $320 million, the impact of a weaker Canadian dollar of about $130 million, the favorable impact of lower royalties of about $80 million, lower field operating costs of about $80 million and lower energy cost of about $50 million. The loss in 2015 reflected the impact associated with the Alberta corporate income tax rate increase of $327 million.

West Texas Intermediate averaged US$43.44 per barrel in 2016, down from US$48.83 per barrel in 2015. Western Canada Select averaged US$29.49 per barrel and US$35.34 per barrel respectively for the same periods. The WTI / WCS differential widened to 32 percent in 2016, up from 28 percent in 2015.

The Canadian dollar averaged US$0.75 in 2016, a decrease of US$0.03 from 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $26.52 for 2016, a decrease of $5.96 per barrel from 2015. Synthetic crude realizations averaged $57.12 per barrel, a decrease of $4.21 per barrel from 2015.

Gross production of Cold Lake bitumen averaged 161,000 barrels per day in 2016, up from 158,000 barrels per day in 2015.

Gross production of Kearl bitumen averaged 169,000 barrels per day in 2016 (120,000 barrels Imperial’s share) compared to 152,000 barrels per day (108,000 barrels Imperial’s share) in 2015. The increase was the result of start-up of the expansion project.

During 2016, the company’s share of gross production from Syncrude averaged 68,000 barrels per day, up from 62,000 barrels per day in 2015. Increased production reflects continued efforts to improve the reliability of operations, which more than offset the impact of the Alberta wildfires.

Downstream net income was $2,754 million, up from $1,586 million in 2015. Earnings increased mainly due to a gain of $1,841 million from the sale of retail sites and the general aviation business, the impact of a weaker Canadian dollar of about $130 million, higher marketing sales volumes of $50 million, partially offset by lower downstream margins of about $910 million.

IMPERIAL OIL LIMITED

Refinery throughput averaged 362,000 barrels per day in 2016, compared to 386,000 barrels per day in 2015. Capacity utilization decreased to 86 percent from 92 percent in 2015, reflecting the more significant scope of turnaround maintenance activity in the current year.

Petroleum product sales were 484,000 barrels per day in 2016, up from 478,000 barrels per day in 2015. Sales growth was driven by the company’s focus on establishing long-term supply agreements.

Chemical net income was $187 million, compared to $287 million in 2015, mainly due to weaker margins across all major product lines and lower volumes.

In 2016, net income effects from Corporate and Other were negative $115 million, versus negative $47 million in 2015, primarily due to higher share-based compensation charges, the absence of the impact from the Alberta tax rate increase in 2015 and lower capitalized interest.

Cash flow generated from operating activities was $2,015 million in 2016, compared with $2,167 million in 2015, reflecting lower earnings, excluding the gain on retail sites and the general aviation business.

Investing activities generated net cash of $1,947 million in 2016, compared with cash used in investing activities of $2,884 million in 2015, reflecting proceeds from asset sales and the completion of major upstream growth projects.

Cash used in financing activities was $3,774 million in 2016, compared with cash provided by financing activities of $705 million in 2015. Cash from operating activities and proceeds from the asset sales were used to reduce outstanding debt. Dividends paid in 2016 were $492 million. The per-share dividend paid was $0.58, up from $0.53 in 2015.

Oil and gas reserves

As disclosed in the 2015 Form 10-K and subsequently updated in Imperial’s 2016 third quarter 10-Q, low crude and natural gas prices can impact Imperial’s reserves as reported under the Securities and Exchange Commission (SEC) rules. 2016 average crude prices were significantly affected by the low prices experienced during the first quarter of 2016, but have recovered considerably since that time. Under the SEC definition of proved reserves, certain quantities of oil, associated with oil sands operations at Kearl and Cold Lake will not qualify as proved reserves at year-end 2016. Estimated quantities that will be required to be de-booked as proved reserves on an SEC basis amount to approximately 2.6 billion barrels of bitumen at Kearl and approximately 0.2 billion barrels at Cold Lake. Final amounts are still subject to management review and will be disclosed in the 2016 Form 10-K. Among the factors that would result in these reserves being re-booked as proved reserves at some point in the future are a recovery in average price levels, a further decline in costs, and / or operating efficiencies. Under the terms of government royalty regimes, lower prices can also increase proved reserves attributable to Imperial. The company does not expect the de-booking of reported proved reserves under the SEC definitions to affect the operation of the underlying projects or to alter our outlook for future production volumes.

Imperial’s disclosures under the National Instrument 51-101F1 Statement of Reserves Data and Other Oil and Gas Information are conducted under a separate process as prescribed by the Canadian Securities Administrators. The company will not de-book Kearl and Cold Lake reserves under these Canadian rules.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; current exchange rates; availability and allocation of capital; performance of third party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Fourth Quarter		Twelve Months

millions of Canadian dollars, unless noted	2016	2015	2016	2015

Net Income (loss) (U.S. GAAP)
Total revenues and other income	8,442	6,229	27,354	26,888
Total expenses	6,779	6,100	24,910	24,965
Income (loss) before income taxes	1,663	129	2,444	1,923
Income taxes	219	27	279	801
Net income (loss)	1,444	102	2,165	1,122

Net income (loss) per common share (dollars)	1.70	0.12	2.55	1.32
Net income (loss) per common share – assuming dilution (dollars)	1.70	0.12	2.55	1.32

Other Financial Data
Federal excise tax included in operating revenues	413	388	1,650	1,568

Gain (loss) on asset sales, after tax	1,100	14	1,908	79

Total assets at December 31			41,654	43,170

Total debt at December 31			5,234	8,516
Interest coverage ratio – earnings basis (times covered)			21.2	19.8

Other long-term obligations at December 31			3,656	3,597

Shareholders’ equity at December 31			25,021	23,425
Capital employed at December 31			30,272	31,959
Return on average capital employed (percent) (a)			7.1	3.8

Dividends declared on common stock
Total	127	119	500	458
Per common share (dollars)	0.15	0.14	0.59	0.54

Millions of common shares outstanding
At December 31			847.6	847.6
Average – assuming dilution	850.2	850.2	850.5	850.6

(a)	Return on capital employed is annual business-segment net income excluding after-tax cost of financing divided by the average business-segment capital employed (an average of the beginning and end-of-year amounts).

IMPERIAL OIL LIMITED

Attachment II

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2016	2015	2016	2015

Total cash and cash equivalents at period end	391	203	391	203

Net income (loss)	1,444	102	2,165	1,122
Adjustments for non-cash items:
Depreciation and depletion	399	398	1,628	1,450
(Gain) loss on asset sales	(1,292)	(17)	(2,244)	(97)
Inventory write-down to market value	—	59	—	59
Deferred income taxes and other	79	9	114	367
Changes in operating assets and liabilities	121	(146)	352	(734)
Cash flows from (used in) operating activities	751	405	2,015	2,167

Cash flows from (used in) investing activities	1,597	(539)	1,947	(2,884)
Proceeds associated with asset sales	1,777	24	3,021	142

Cash flows from (used in) financing activities	(2,205)	(29)	(3,774)	705

IMPERIAL OIL LIMITED

Attachment III

	Fourth Quarter		Twelve Months

millions of Canadian dollars	2016	2015	2016	2015

Net income (loss) (U.S. GAAP)
Upstream	103	(289)	(661)	(704)
Downstream	1,361	352	2,754	1,586
Chemical	27	74	187	287
Corporate and other	(47)	(35)	(115)	(47)
Net income (loss)	1,444	102	2,165	1,122

Revenues and other income
Upstream	2,483	1,874	7,720	8,284
Downstream	6,718	4,882	21,796	20,919
Chemical	303	336	1,258	1,418
Eliminations / Other	(1,062)	(863)	(3,420)	(3,733)
Revenues and other income	8,442	6,229	27,354	26,888

Purchases of crude oil and products
Upstream	1,082	981	3,666	3,768
Downstream	4,039	3,354	14,178	14,526
Chemical	187	162	705	725
Eliminations	(1,072)	(866)	(3,429)	(3,735)
Purchases of crude oil and products	4,236	3,631	15,120	15,284

Production and manufacturing
Upstream	957	940	3,591	3,766
Downstream	369	336	1,428	1,461
Chemical	56	53	205	207
Eliminations	—	—	—	—
Production and manufacturing	1,382	1,329	5,224	5,434

Capital and exploration expenditures
Upstream	151	491	896	3,135
Downstream	45	64	190	340
Chemical	5	19	26	52
Corporate and other	12	10	49	68
Capital and exploration expenditures	213	584	1,161	3,595

Exploration expenses charged to income included above	19	21	94	73

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2016	2015	2016	2015

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	159	155	161	158
Kearl	120	144	120	108
Syncrude	87	64	68	62
Conventional	11	15	14	15
Total crude oil production	377	378	363	343
NGLs available for sale	1	2	1	1
Total crude oil and NGL production	378	380	364	344

Gross natural gas production (millions of cubic feet per day)	123	122	129	130

Gross oil-equivalent production (a)	399	400	386	366
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	139	136	138	139
Kearl	118	142	118	106
Syncrude	86	61	67	58
Conventional	8	13	12	14
Total crude oil production	351	352	335	317
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	352	353	336	318

Net natural gas production (millions of cubic feet per day)	113	119	122	125

Net oil-equivalent production (a)	371	373	356	339
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	209	207	212	211
Kearl blend sales (thousands of barrels per day)	166	191	162	138
NGL sales (thousands of barrels per day)	5	4	5	5

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	34.66	22.82	26.52	32.48
Synthetic oil realizations (per barrel)	64.85	56.56	57.12	61.33
Conventional crude oil realizations (per barrel)	30.42	33.61	32.93	36.58
NGL realizations (per barrel)	22.47	17.74	15.58	14.70
Natural gas realizations (per thousand cubic feet)	3.29	2.25	2.41	2.78

Refinery throughput (thousands of barrels per day)	401	390	362	386
Refinery capacity utilization (percent)	95	93	86	92

Petroleum product sales (thousands of barrels per day)
Gasolines	260	245	261	247
Heating, diesel and jet fuels	179	163	170	170
Heavy fuel oils	21	15	16	16
Lube oils and other products	33	44	37	45
Net petroleum products sales	493	467	484	478
Petrochemical sales (thousands of tonnes)	204	239	908	945

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) (millions of Canadian dollars)	Net income (loss) per common share - diluted (dollars)

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55